Exhibit 1
CERTIFICATION
I, James Larkin, being the duly elected Vice President and Assistant Secretary of Transamerica Financial Life Insurance Company, a New York corporation, hereby certify that the following is a true and correct copy of the resolution adopted by the Board of Directors of said corporation at a meeting held on the 24th day of March, 2009, and that said resolution is still in full force and effect:
RESOLVED, that the officers of the Company be and they hereby are authorized to establish the “Pooled Account 44”, a pooled separate account for the purpose of selling approved variable annuity contracts.
FURTHER RESOLVED, that the officers of this Company be and they hereby are authorized and instructed to take any and all actions necessary in order to carry out the powers hereby conferred, including but not limited to, the filing of any registration statement and amendments thereto with the Securities and Exchange Commission, execution of any and all required underwriting agreements, state regulatory filings, Blue Sky filings, policy filings, and to execute any and all other documents that may be required by any Federal, state or local regulatory agency in order to operate the pooled separate account.
IN WITNESS WHEREOF, I have hereby signed this certification this 21st day of December, 2009.

/s/ James P. Larkin
James P. Larkin
Vice President & Assistant Secretary Transamerica Financial Life Insurance Company